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                                                                Exhibit 23.1

                     CONSENT OF PRICEWATERHOUSECOOPERS LLC
                         INDEPENDENT PUBLIC ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 21, 2000, except for Note 11, for which the date is March 27, 2000 relating to the financial statements, which appear in the 1999 Annual Report to Shareholders of Mediaplex, Inc., which is incorporated by reference in Mediaplex's Annual Report on Form 10-K for the year ended December 31, 1999.

     We also consent to the incorporation by reference of our report dated January 21, 2000, except for Note 11, for which the date is March 27, 2000 relating to the financial statement schedules, which appear in such Annual Report on Form 10-K.


/s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP


San Francisco, California
August 22, 2000